For Immediate Release

First Interstate BancSystem, Inc. Reports Third Quarter Earnings

Billings, MT - October 24, 2018 - First Interstate BancSystem, Inc. (NASDAQ: FIBK) today reported financial results for the third quarter of 2018. For the quarter, the Company reported net income of $41.4 million, or $0.71 per share, which compares to net income of $41.7 million, or $0.74 per share, for the second quarter of 2018, and $27.3 million, or $0.48 per share, for the third quarter of 2017. Third quarter 2018 earnings were impacted by the acquisition costs related to the acquisition of Northwest Bancorporation, Inc. (“Northwest”) and its wholly-owned subsidiary, Inland Northwest Bank (“INB”), which reduced earnings by $0.04 per share.

HIGHLIGHTS

•	Successful completion of the acquisition of Northwest on August 16, 2018.

•	Announced the signing of definitive agreements with two deposit-rich franchises, Idaho Independent Bank and Community 1st Bank, headquartered in attractive, high growth markets in Idaho.

•
Acquisition related expenses of $3.1 million this quarter, compared to $13.0 million in the third quarter of 2017. The after-tax impact of acquisition related expenses on earnings per share was $0.04 and $0.15 per share for the respective periods.

•
Net interest margin ratio increased to 3.88% for the third quarter of 2018, a one basis point increase from the prior quarter and reflects a 17 basis point increase from the same period in the prior year. Excluding the impact of charged-off interest and interest accretion on acquired loans, the net interest margin ratio was 3.73%, an increase of four basis points from the prior quarter and 24 basis points from the same period in the prior year.

•
Organic deposit growth of $203.8 million in the third quarter of 2018, or 8.1% annualized growth. The increase was primarily driven by an increase in non-interest bearing and time deposits, partially offset by a decline in demand deposits.

•
Organic loan growth of $46.2 million in the third quarter of 2018, or 2.4% annualized growth. The increase was primarily driven by an increase in agricultural and consumer loans and commercial and residential real estate loans, partially offset by a decline in commercial loans.

•
Asset quality improvement in the third quarter of 2018, resulting in a $6.6 million, or 7.3%, decrease in non-performing assets and excluding the impact from the INB acquisition, a $19.0 million decrease in criticized loans, as compared to the second quarter of 2018.

“We executed well in the third quarter. The team we have assembled has done an amazing job delivering strong financial results while completing the acquisition of Northwest Bancorporation and making good progress on the integration of its operations,” said Kevin P. Riley, President and Chief Executive Officer of First Interstate BancSystem, Inc. “Excluding the impact of merger-related expenses, we are seeing positive trends in earnings being driven by the expansion of our net interest margin and improved efficiencies from our larger scale. At the same time, we continue to look for opportunities to expand our franchise and generate greater balance sheet growth. The acquisition of Northwest Bancorporation, and the pending acquisitions of Idaho Independent Bank and Community 1st Bank, substantially increases our presence in Idaho and our exposure to high growth markets. We believe the continued expansion of our franchise into markets with more robust economies will enhance our ability to generate profitable growth and create additional shareholder value in the future.”

DIVIDEND DECLARATION

On October 24, 2018, the Company’s board of directors declared a dividend of $0.28 per common share, payable on November 19, 2018, to common stockholders of record as of November 9, 2018. The dividend equates to a 2.51% annualized yield based on the $44.54 per share average closing price of the Company’s common stock as reported on NASDAQ during the third quarter of 2018.

COMPLETED ACQUISITIONS

On August 16, 2018, the Company completed its acquisition of Northwest, the parent company of INB, a Spokane, Washington based community bank with 20 banking offices across Idaho, Oregon and Washington. The Company is expected to merge INB with its existing bank subsidiary, First Interstate Bank, on November 13, 2018.

Consideration for the acquisition totaled $169.1 million consisting of the issuance of 3.8 million shares of the Company’s Class A common stock valued at $45.15 per share, the closing price of the Company’s Class A common stock as quoted on the NASDAQ stock exchange on the acquisition date. As of the acquisition date, Northwest had total assets with fair values of $890.5 million, total loans with fair values of $713.1 million and deposits with fair values of $696.3 million. The Company has recorded the fair values of the assets and liabilities acquired from INB provisionally, and will finalize the amounts in the coming months. In conjunction with the acquisition, the Company recorded provisional goodwill of $93.6 million and core deposit intangible assets of $15.7 million.

RECENTLY ANNOUNCED ACQUISITIONS

On October 11, 2018, the Company entered into a definitive agreement to acquire all of the outstanding stock of Idaho Independent Bank ("IIBK"), a community bank headquartered in Coeur d' Alene, Idaho with 11 banking offices across Idaho in an all-stock transaction valued at approximately $181.3 million in aggregate, or $22.73 per share of IIBK stock. The Company believes the transaction, if completed on the terms contemplated, will complement the Company's footprint and will provide the Company with an expanded presence in several high-growth markets, including Boise and Coeur d’Alene, Idaho. The transaction has been approved by the boards of directors of both companies and is expected to close and convert data processing systems in the second quarter of 2019, subject to customary conditions, including regulatory approval and IIBK shareholder approval.

On October 11, 2018, the Company also entered into a definitive agreement to acquire all of the outstanding stock of Community 1st Bank ("CMYF"), a community bank headquartered in Post Falls, Idaho with three banking offices in North Idaho in an all-stock transaction valued at approximately $21.5 million in aggregate, or $17.20 per share of CMYF stock. The Company believes the transaction, if completed on the terms contemplated, will complement the Company’s footprint and will provide the Company with an expanded presence in North Idaho's high-growth markets. The transaction has been approved by the boards of directors of both companies and is expected to close and convert data processing systems in the second quarter of 2019, subject to customary conditions, including regulatory approval and CMYF shareholder approval.

NET INTEREST INCOME

The Company’s net interest income increased $6.2 million, or 6.0%, to $110.0 million during the third quarter of 2018, compared to $103.8 million during the second quarter of 2018 as a result of the expansion in our net interest margin and the INB acquisition. Net interest income increased $9.2 million, or 9.1%, from $100.8 million during the third quarter of 2017, as a result of an expansion to our net interest margin and the INB acquisition.

Net interest income was positively impacted this quarter by the recovery of previously charged-off interest of $0.7 million, compared to the recovery of $1.9 million during the second quarter of 2018 and $2.0 million during the third quarter of 2017.

Interest accretion attributable to the fair valuation of acquired loans contributed $3.6 million to net interest income during the third quarter of 2018, of which approximately $1.5 million was related to early payoffs. This compares to interest accretion of $2.9 million in net interest income during the second quarter of 2018, of which approximately $1.1 million was related to early payoffs and interest accretion of $4.0 million in net interest income during the third quarter of 2017, of which approximately $2.1 million was related to early payoffs.

The Company’s net interest margin improved to 3.88% during the third quarter of 2018, or one basis point, as compared to the second quarter of 2018, primarily as a result of higher rates on interest earning assets. Exclusive of the impact of the recovery of charged-off interest and the impact of interest accretion on acquired loans, the Company’s net interest margin ratio expanded four basis points to 3.73% during the third quarter of 2018, compared to 3.69% during the second quarter of 2018, and expanded 24 basis points compared to 3.49% during the third quarter of 2017.

PROVISION FOR LOAN LOSSES

The Company recorded a provision for loan losses of $2.0 million during the third quarter of 2018, compared to $2.9 million during the second quarter of 2018, and $3.4 million during the third quarter of 2017. The Company’s allowance for loan losses as a percentage of period-end loans was 0.86%, and coverage of non-performing loans was 110.8%.

The Company’s allowance for loan losses combined with the remaining loan discount on the acquired portfolios was 1.34%, 1.27% and 1.39% of total loans at September 30, 2018, June 30, 2018 and September 30, 2017, respectively.

NON-INTEREST INCOME

Total non-interest income decreased $1.4 million, or 3.7%, to $36.2 million during the third quarter of 2018, as compared to $37.6 million during the second quarter of 2018, primarily due to decreases in payment services revenues related to the Durbin Amendment, described below, which was offset by increases in other income. Total non-interest income decreased $2.1 million, or 5.5%, from $38.3 million during the third quarter of 2017 primarily as a result of the impact of the Durbin Amendment and decreases in mortgage banking revenues.

Payment services revenues decreased $2.8 million, or 21.7%, to $10.1 million during the third quarter of 2018, as compared to $12.9 million during the second quarter of 2018. Payment services revenues decreased $2.3 million, or 18.5%, from $12.4 million during the third quarter of 2017. A decrease in payment services revenues of $3.2 million during the third quarter of 2018 was attributable to the Durbin Amendment rule (which limits the amount of interchange fees certain banks may charge) which impacted our Company beginning July 1, 2018. This decrease was offset by increases in debit card and credit card volume during the third quarter of 2018.

Mortgage banking revenues decreased $0.5 million, or 6.9%, to $6.7 million during the third quarter of 2018, as compared to $7.2 million during the second quarter of 2018. During the third quarter of 2018, loans originated for home purchases accounted for approximately 85.1% of loan production, as compared to 80.0% during the second quarter of 2018 and 78.7% during the third quarter of 2017. Mortgage banking revenues decreased $1.5 million, or 18.3%, during the third quarter of 2018 from $8.2 million during the third quarter of 2017.

Other income increased $1.9 million, or 73.1%, to $4.5 million during the third quarter of 2018, as compared to $2.6 million during the second quarter of 2018. Other income increased $1.5 million, or 50.0%, during the third quarter of 2018 from $3.0 million during the third quarter of 2017. The increase in other income is primarily due to a $1.7 million valuation adjustment of our class B shares of Visa, Inc.

NON-INTEREST EXPENSE

Non-interest expense increased $5.8 million, or 6.8%, to $90.7 million during the third quarter of 2018, as compared to $84.9 million during the second quarter of 2018, primarily due to non-interest expenses of $2.5 million related to the INB acquisition and $3.1 million in acquisition related costs. Non-interest expense decreased $4.0 million, or 4.2%, from $94.7 million during the third quarter of 2017.

Acquisition related expenses for the third quarter of 2018 and the third quarter of 2017 were $3.1 million and $13.0 million, respectively. There were no acquisition related expenses during the second quarter of 2018. The after-tax impact of acquisition related expenses on earnings per share was $0.04 and $0.15 per share for the respective quarterly periods. The following table presents, for the periods indicated, acquisition related expenses.

	Quarter Ended
	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017
Legal and professional fees	$2.4	$—	$0.5	$0.6	$2.5
Employee expenses	—	—	0.1	—	1.7
Technology conversion and contract terminations	0.5	—	1.5	2.4	7.1
Other	0.1	—	0.2	0.3	1.7
Total acquisition related expenses	$3.1	$—	$2.3	$3.3	$13.0

Exclusive of $2.5 million of non-interest expenses from INB and acquisition related expenses, non-interest expense was $85.1 million during the third quarter of 2018, compared to $84.9 million during the second quarter of 2018. Exclusive of acquisition related expenses, non-interest expense was $81.7 million during the third quarter of 2017, with the year-over-year increase primarily attributable to salaries and wages and employee benefits.

Salary and wage expenses increased $2.5 million, or 7.3%, to $36.8 million during the third quarter of 2018, compared to $34.3 million during the second quarter of 2018. This increase reflects an increase in the incentive accrual and $1.4 million in salaries related to the INB acquisition. Salaries and wage expenses increased $2.1 million, or 6.1%, from $34.7 million in the third quarter of 2017. These increases reflect the salaries and wages for INB employees who joined the Company in August 2018.

Employee benefit expenses decreased $0.4 million, or 3.3%, to $11.9 million during the third quarter of 2018, as compared to $12.3 million during the second quarter of 2018. Employee benefit expenses increased $1.7 million, or 16.7%, from $10.2 million during the third quarter of 2017, primarily due to an increase in profit sharing plan expense.

Occupancy and equipment expense increased $1.1 million, or 12.4%, to $10.0 million during the third quarter of 2018, as compared to $8.9 million during the second quarter of 2018. Occupancy and equipment expense increased $0.8 million, or 8.7%, during the third quarter of 2018 from $9.2 million during the third quarter of 2017. The increases in occupancy and equipment expense is primarily due to increases related to the INB acquisition and higher maintenance costs in the third quarter of 2018.

Other expenses decreased $1.1 million, or 4.0%, to $26.7 million during the third quarter of 2018, as compared to $27.8 million during the second quarter of 2018. This decrease is primarily due to higher professional fees paid to third parties related to process improvement and CECL initiatives, along with the write-down of a bank property held for sale during the second quarter of 2018. Year-over-year, other expenses increased $1.2 million, or 4.7%, from $25.5 million during the third quarter of 2017, primarily due to an increase in the size of the Company due to the recent acquisitions.

BALANCE SHEET

Total assets increased $1,112.9 million, or 9.1%, over the second quarter of 2018 and $1,142.1 million from $12,206.5 million as of September 30, 2017 primarily as a result of the recent acquisition of Northwest and an increase in our outstanding loan balances which was partially offset by a decrease in investment securities.

Total loans increased $759.3 million, or 9.8%, to $8,518.0 million as of September 30, 2018, from $7,758.7 million as of June 30, 2018, due to $713.1 million related to the INB acquisition and $46.2 million of organic growth. Organic growth was primarily in consumer and agricultural loans and commercial and residential real estate loans. Total loans increased $965.9 million, from $7,552.1 million as of September 30, 2017, driven by the INB acquisition and organic growth of $252.8 million.

Total real estate loans increased $563.9 million, or 10.8%, to $5,796.8 million as of September 30, 2018, from $5,232.9 million as of June 30, 2018. Exclusive of INB acquired loans of $492.0 million, total real estate loans increased $71.9 million, or 1.4%. Within the portfolio, commercial loans increased organically $56.0 million, or 2.0%, construction loans increased organically $3.0 million, or 0.4%, and residential loans increased organically $12.0 million, or 0.8%, as of September 30, 2018 compared to June 30, 2018. Total real estate loans increased $675.7 million, or 13.2%, from September 30, 2017, primarily due INB acquired loans and organic growth to commercial, agricultural and construction real estate loans.

Total consumer loans increased $23.1 million, or 2.2%, to $1,078.3 million as of September 30, 2018, from $1,055.2 million as of June 30, 2018. Exclusive of INB acquired loans of $7.7 million, consumer loans increased $15.4 million, or 1.5%, primarily attributable to growth in the direct and indirect portfolios. Consumer loans increased $39.7 million, or 3.8%, from $1,038.6 million, as of September 30, 2017, primarily due to INB acquired loans and organic growth to the direct and indirect portfolios.

Commercial loans increased $71.2 million, or 5.6%, to $1,337.2 million as of September 30, 2018, from $1,266.0 million as of June 30, 2018. Exclusive of INB acquired loans of $110.9 million, commercial loans decreased $39.7 million, or 3.1%. Commercial loans increased $151.0 million, or 12.7%, from $1,186.2 million as of September 30, 2017, attributable to INB acquired loans and organic growth of $40.1 million, or 3.4%.

Agricultural loans increased $113.6 million, or 75.1%, to $264.8 million as of September 30, 2018, from $151.2 million as of June 30, 2018. Exclusive of INB acquired loans of $101.7 million, agricultural loans increased $11.9 million, or 7.9%. Agricultural loans increased $112.1 million, or 73.4%, from $152.7 million as of September 30, 2017, primarily due to INB acquired loans and organic growth of $10.4 million, or 6.8%.

Cash and cash equivalents increased $253.0 million, from $712.0 million as of June 30, 2018, to $965.0 million as of September 30, 2018. The increase is primarily attributable to increased deposits, cash and cash equivalents acquired in the INB acquisition, and a decrease in our investment portfolio during the third quarter of 2018.

Goodwill and intangible assets, excluding mortgage servicing rights, increased $107.3 million, from $519.2 million as of June 30, 2018, to $626.5 million as of September 30, 2018. The increase is attributable to provisional goodwill and core deposit intangibles acquired in the INB acquisition. Goodwill and intangible assets, excluding mortgage servicing rights, increased $102.5 million, from $524.0 million as of September 30, 2017. The increase is attributable to provisional goodwill and core deposit intangibles acquired in the INB acquisition offset by amortization expense of intangibles.

Total deposits increased $900.1 million, or 9.1%, to $10,845.6 million as of September 30, 2018, primarily as a result of the INB acquisition. Exclusive of the $696.3 million in deposits that were acquired, deposits grew organically $203.8 million, or 8.1%, annualized, compared to June 30, 2018. As of September 30, 2018, the mix of total deposits was 30.0% non-interest bearing demand, 27.8% interest bearing demand, 30.3% savings, and 11.9% time deposits, a slight shift from the prior quarter as INB deposit balances were more heavily weighted to non-interest bearing demand deposits.

The Company’s loan to deposit ratio was 78.5%, as of September 30, 2018, compared to 78.0% as of June 30, 2018 and up from 76.0% as of September 30, 2017.

The Company is considered to be “well-capitalized” as of September 30, 2018, having exceeded all regulatory capital adequacy requirements. During the third quarter of 2018, the Company paid common stock dividends of approximately $15.7 million, or $0.28 per share.

CREDIT QUALITY

As of September 30, 2018, non-performing assets decreased $6.6 million, or 7.3%, to $83.7 million, compared to $90.3 million as of June 30, 2018. Non-accrual loans decreased $8.1 million to $61.2 million as of September 30, 2018, as compared to $69.3 million during the second quarter of 2018 primarily due to execution and resolution of workout strategies within the commercial real estate and commercial portfolios. Accruing loans past due 90 days or more decreased $0.9 million, or 14.8%, primarily due to improvements in residential real estate loans. Other real estate owned increased $2.4 million, or 16.1%, from June 30, 2018 primarily as a result of the foreclosure of one commercial property and commercial property acquired from INB which were partially offset by property dispositions.

Criticized loans increased $42.7 million, or 11.2%, to $424.9 million as of September 30, 2018, from $382.2 million as of June 30, 2018, and increased $2.4 million from $422.5 million as of September 30, 2017, primarily as a result of the INB acquisition. INB criticized loans of $61.7 million resulted in increases to special mention of $43.1 million, substandard of $17.0 million and doubtful of $1.6 million. Legacy criticized loans decreased $19.0 million, primarily in the special mention and substandard categories.

Net loan charge-offs increased $0.2 million to $2.5 million during the third quarter of 2018, as compared to $2.3 million during the second quarter of 2018. The net loan charge-offs in the third quarter of 2018 were comprised of charge-offs of $4.8 million and recoveries of $2.3 million. Net loan charge-offs during the third quarter of 2017 were $4.6 million.

NON-GAAP FINANCIAL MEASURES

In addition to results presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, this release contains the following non-GAAP financial measures that management uses to evaluate capital adequacy: (i) tangible book value per common share; (ii) tangible common stockholders’ equity to tangible assets; (iii) tangible assets; (iv) tangible common stockholders’ equity; and (v) return on average tangible common equity. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. As a result, the usefulness of these measures to investors may be limited, and they should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP.

The Company adjusts certain capital adequacy measures to exclude intangible assets except mortgage servicing rights. Management believes these non-GAAP financial measures, which are intended to complement the capital ratios defined by banking regulators, are useful to investors in evaluating the Company’s performance because we exclude the impact on the Company’s performance of the amortization of intangible assets (except mortgage servicing rights) which, generally speaking, does not represent an actual cash expense and is inconsistent in the amount and frequency depending upon the timing and size of our acquisitions. This impacts the ratios which are important to analysts and also allow investors to compare certain aspects of the Company’s capitalization to other companies.

See the Non-GAAP Financial Measures table included herein for a reconciliation of the above described non-GAAP financial measures to their most directly comparable GAAP financial measures.

Cautionary Note Regarding Forward-Looking Statements and Factors that Could Affect Future Results

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. Any statements about our plans, objectives, expectations, strategies, beliefs, or future performance or events constitute forward-looking statements. Such statements are identified by words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trends,” “objectives,” “continues” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may” or similar expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates and other important factors that could cause actual results to differ materially from any results, performance or events expressed or implied by such forward-looking statements. The following factors, among others, may cause actual results to differ materially from current expectations in the forward-looking statements, including those set forth in this report: a decline in business and economic conditions, in particular adverse conditions affecting Idaho, Montana, Oregon, South Dakota, Washington, and Wyoming, lending risks, changes in interest rates, failure to integrate or profitably operate acquired businesses, inadequate allowance for loan losses, additional regulatory requirements due to our asset size exceeding $10 billion, loss of access to low-cost funding sources, declining oil and gas prices and declining demand for coal, impairment of goodwill, changes in accounting standards, dependence on the Company’s management team, ability to attract and retain qualified employees, increased governmental regulation and changes in regulatory, tax and accounting rules and interpretations, stringent capital requirements, cyber-security, liquidity risks, inability to grow organically or through acquisitions, environmental remediation and other costs associated with repossessed properties, ineffective internal operating controls, competition, reliance on external vendors, unfavorable resolution of litigation, failure to effectively implement technology-driven products and services, soundness of other financial institutions, occurrences of catastrophic events or natural disasters, volatility of Class A and Class B common stock, changes in dividend policy, the uninsured nature of any investment in Class A or Class B common stock, voting control of Class B stockholders, anti-takeover provisions, controlled company status, dilution as a result of future equity issuances, and subordination of common stock to Company debt.
These factors are not necessarily all of the factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Third Quarter 2018 Conference Call for Investors

First Interstate BancSystem, Inc. will host a conference call to discuss the third quarter of 2018 results at 11 a.m. Eastern Time (9 a.m. Mountain Time) on Thursday, October 25, 2018. The conference call will be accessible by telephone and through the Internet. Participants may join the call by dialing 1-877-507-0356 or by logging on to www.FIBK.com. The call will be recorded and made available for replay after 1 p.m. Eastern Time (11 a.m. Mountain Time) on October 25, 2018 through 9 a.m. Eastern Time (7 a.m. Mountain Time) on November 24, 2018, by dialing 1-877-344-7529 (using conference ID 10124778). The call will also be archived on our website, www.FIBK.com, for one year.

About First Interstate BancSystem, Inc.

First Interstate BancSystem, Inc. is a financial and bank holding company incorporated in 1971 and headquartered in Billings, Montana. The Company operates banking offices, including detached drive-up facilities, in communities across Idaho, Montana, Oregon, South Dakota, Washington, and Wyoming. Through First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities, and other entities throughout the Company’s market areas.

Contact:	Marcy Mutch	NASDAQ: FIBK
	Chief Financial Officer First Interstate BancSystem, Inc. (406) 255-5312 marcy.mutch@fib.com	www.FIBK.com

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Quarter Ended					% Change
(In millions, except % and per share data)	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	3Q18 vs 2Q18	3Q18 vs 3Q17
Net interest income	$110.0	$103.8	$99.8	$100.8	$100.8	6.0%	9.1%
Net interest income on a fully-taxable equivalent ("FTE") basis	110.6	104.5	100.3	102.0	101.9	5.8	8.5
Provision for loan losses	2.0	2.9	2.1	3.5	3.4	(31.0)	(41.2)
Non-interest income:
Payment services revenues	10.1	12.9	10.5	12.3	12.4	(21.7)	(18.5)
Mortgage banking revenues	6.7	7.2	5.4	6.5	8.2	(6.9)	(18.3)
Wealth management revenues	5.8	5.8	5.9	5.4	5.5	NM	5.5
Service charges on deposit accounts	5.7	5.3	5.6	6.0	5.9	7.5	(3.4)
Other service charges, commissions and fees	3.4	3.8	3.9	3.7	3.6	(10.5)	(5.6)
Total fee-based revenues	31.7	35.0	31.3	33.9	35.6	(9.4)	(11.0)
Investment securities gains (losses)	—	—	—	(0.1)	(0.3)	NM	(100.0)
Other income	4.5	2.6	3.9	3.4	3.0	73.1	50.0
Total non-interest income	36.2	37.6	35.2	37.2	38.3	(3.7)	(5.5)
Non-interest expense:
Salaries and wages	36.8	34.3	34.6	34.3	34.7	7.3	6.1
Employee benefits	11.9	12.3	11.3	8.0	10.2	(3.3)	16.7
Occupancy and equipment	10.0	8.9	9.4	9.7	9.2	12.4	8.7
Core deposit intangible amortization	2.0	1.7	1.8	1.9	1.9	17.6	5.3
Other expenses	26.7	27.8	26.3	27.7	25.5	(4.0)	4.7
Other real estate owned (income) expense	0.2	(0.1)	0.2	0.2	0.2	NM	NM
Acquisition related expenses	3.1	—	2.3	3.3	13.0	NM	(76.2)
Total non-interest expense	90.7	84.9	85.9	85.1	94.7	6.8	(4.2)
Income before taxes	53.5	53.6	47.0	49.4	41.0	(0.2)	30.5
Income taxes	12.1	11.9	10.3	15.2	13.7	1.7	(11.7)
Net income	$41.4	$41.7	$36.7	$34.2	$27.3	(0.7)%	51.6%

Weighted-average basic shares outstanding	58,255	56,335	56,241	56,022	56,094	3.4%	3.9%
Weighted-average diluted shares outstanding	58,640	56,699	56,652	56,479	56,531	3.4	3.7
Earnings per share - basic	$0.71	$0.74	$0.65	$0.61	$0.49	(4.1)	44.9
Earnings per share - diluted	0.71	0.74	0.65	0.61	0.48	(4.1)	47.9

NM - not meaningful

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

						% Change
(In millions, except % and per share data)	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	3Q18 vs 2Q18	3Q18 vs 3Q17
Assets:
Cash and cash equivalents	$965.0	$712.0	$744.2	$758.9	$882.8	35.5%	9.3%
Investment securities	2,576.6	2,618.9	2,743.0	2,693.2	2,617.7	(1.6)	(1.6)
Loans held for investment	8,480.3	7,708.4	7,614.5	7,567.7	7,502.4	10.0	13.0
Mortgage loans held for sale	37.7	50.3	32.3	46.6	49.7	(25.0)	(24.1)
Total loans	8,518.0	7,758.7	7,646.8	7,614.3	7,552.1	9.8	12.8
Less allowance for loan losses	73.6	74.1	73.5	72.1	74.6	(0.7)	(1.3)
Net loans	8,444.4	7,684.6	7,573.3	7,542.2	7,477.5	9.9	12.9
Goodwill and intangible assets (excluding mortgage servicing rights)	626.5	519.2	520.9	521.8	524.0	20.7	19.6
Company owned life insurance	273.7	262.7	261.9	260.6	258.9	4.2	5.7
Premises and equipment	244.2	233.7	240.2	241.9	242.9	4.5	0.5
Other real estate owned	17.3	14.9	11.0	10.1	10.3	16.1	68.0
Mortgage servicing rights	27.0	26.0	25.2	24.8	24.4	3.8	10.7
Other assets	173.9	163.7	153.7	159.8	168.0	6.2	3.5
Total assets	$13,348.6	$12,235.7	$12,273.4	$12,213.3	$12,206.5	9.1%	9.4%

Liabilities and stockholders' equity:
Deposits	$10,845.6	$9,945.5	$10,025.9	$9,934.9	$9,933.5	9.1%	9.2%
Securities sold under repurchase agreements	635.9	641.8	633.8	643.0	635.3	(0.9)	0.1
Long-term debt	22.4	15.7	15.7	13.1	8.0	42.7	180.0
Subordinated debentures held by subsidiary trusts	86.9	82.5	82.5	82.5	82.5	5.3	5.3
Other liabilities	110.6	91.9	83.1	112.2	127.8	20.3	(13.5)
Total liabilities	11,701.4	10,777.4	10,841.0	10,785.7	10,787.1	8.6	8.5
Stockholders' equity:
Common stock	858.3	690.7	688.0	687.0	686.5	24.3	25.0
Retained earnings*	828.3	802.6	776.7	752.6	731.9	3.2	13.2
Accumulated other comprehensive income (loss)*	(39.4)	(35.0)	(32.3)	(12.0)	1.0	12.6	NM
Total stockholders' equity	1,647.2	1,458.3	1,432.4	1,427.6	1,419.4	13.0	16.0
Total liabilities and stockholders' equity	$13,348.6	$12,235.7	$12,273.4	$12,213.3	$12,206.5	9.1%	9.4%

Common shares outstanding at period end	60,610	56,761	56,699	56,466	56,456	6.8%	7.4%
Book value at period end	$27.18	$25.69	$25.26	$25.28	$25.14	5.8	8.1
Tangible book value at period end**	16.84	16.54	16.07	16.04	15.86	1.8	6.2
NM - not meaningful
*Retained earnings and accumulated other comprehensive income (loss) amounts prior to March 31, 2018 included herein are exclusive of reclassifications required by the proposed Accounting Standard Update, “Income Statement—Reporting Comprehensive Income (Topic 220)” issued January 18, 2018 by the FASB and adopted effective January 1, 2018.

**Non-GAAP financial measure - see Non-GAAP Financial Measures included herein for a reconciliation of book value at period end (GAAP) to tangible book value at period end (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Loans and Deposits
(Unaudited)

						% Change
(In millions, except %)	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	3Q18 vs 2Q18	3Q18 vs 3Q17

Loans:
Real Estate:
Commercial real estate	$3,213.1	$2,853.3	$2,821.9	$2,822.9	$2,758.6	12.6%	16.5%
Construction:
Land acquisition and development	314.5	355.6	364.6	348.7	352.2	(11.6)	(10.7)
Residential	250.6	227.8	230.6	240.2	234.0	10.0	7.1
Commercial	219.6	134.3	140.8	119.4	117.0	63.5	87.7
Total construction	784.7	717.7	736.0	708.3	703.2	9.3	11.6
Residential real estate	1,581.2	1,486.2	1,486.6	1,487.4	1,499.0	6.4	5.5
Agricultural real estate	217.8	175.7	156.9	158.2	160.3	24.0	35.9
Total real estate	5,796.8	5,232.9	5,201.4	5,176.8	5,121.1	10.8	13.2
Consumer
Indirect	800.8	795.4	782.9	784.7	788.8	0.7	1.5
Other	198.1	182.5	173.0	175.1	177.6	8.5	11.5
Credit card	79.4	77.3	75.2	74.6	72.2	2.7	10.0
Total consumer	1,078.3	1,055.2	1,031.1	1,034.4	1,038.6	2.2	3.8
Commercial	1,337.2	1,266.0	1,244.1	1,215.4	1,186.2	5.6	12.7
Agricultural	264.8	151.2	133.9	136.2	152.7	75.1	73.4
Other	3.2	3.1	4.0	4.9	3.8	3.2	(15.8)
Loans held for investment	8,480.3	7,708.4	7,614.5	7,567.7	7,502.4	10.0	13.0
Loans held for sale	37.7	50.3	32.3	46.6	49.7	(25.0)	(24.1)
Total loans	$8,518.0	$7,758.7	$7,646.8	$7,614.3	$7,552.1	9.8%	12.8%

Deposits:
Non-interest bearing	$3,261.2	$2,884.2	$2,897.6	$2,900.0	$2,965.3	13.1%	10.0%
Interest bearing:
Demand	3,013.3	2,859.2	2,853.3	2,787.5	2,693.3	5.4	11.9
Savings	3,285.8	3,062.0	3,140.3	3,095.4	3,092.7	7.3	6.2
Time, $100 and over	496.3	425.1	420.6	432.0	452.9	16.7	9.6
Time, other	789.0	715.0	714.1	720.0	729.3	10.3	8.2
Total interest bearing	7,584.4	7,061.3	7,128.3	7,034.9	6,968.2	7.4	8.8
Total deposits	$10,845.6	$9,945.5	$10,025.9	$9,934.9	$9,933.5	9.1%	9.2%

Total core deposits(1)	$10,349.3	$9,520.4	$9,605.3	$9,502.9	$9,480.6	8.7%	9.2%

(1) Core deposits are defined as total deposits less time deposits, $100 and over

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Credit Quality
(Unaudited)

						% Change
(In millions, except %)	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	3Q18 vs 2Q18	3Q18 vs 3Q17

Allowance for Loan Losses:
Allowance for loan losses	$73.6	$74.1	$73.5	$72.1	$74.6	(0.7)%	(1.3)%
As a percentage of period-end loans	0.86%	0.96%	0.96%	0.95%	0.99%

Net charge-offs during quarter	$2.5	$2.3	$0.7	$6.0	$4.6	8.7%	(45.7)%
Annualized as a percentage of average loans	0.12%	0.12%	0.04%	0.32%	0.24%

Non-Performing Assets:
Non-accrual loans	$61.2	$69.3	$63.1	$69.4	$74.5	(11.7)%	(17.9)%
Accruing loans past due 90 days or more	5.2	6.1	3.7	3.1	5.7	(14.8)	(8.8)
Total non-performing loans	66.4	75.4	66.8	72.5	80.2	(11.9)	(17.2)
Other real estate owned	17.3	14.9	11.0	10.1	10.3	16.1	68.0
Total non-performing assets	$83.7	$90.3	$77.8	$82.6	$90.5	(7.3)%	(7.5)%

Non-performing assets as a percentage of:
Total loans and OREO	0.98%	1.16%	1.02%	1.08%	1.20%
Total assets	0.63	0.74	0.63	0.68	0.74

Accruing Loans 30-89 Days Past Due	$53.1	$40.0	$53.6	$49.0	$53.5	32.8%	(0.7)%
Accruing TDRs	5.9	7.2	6.9	12.6	10.9	(18.1)	(45.9)

Criticized Loans:
Special Mention	$198.9	$165.2	$159.5	$155.1	$147.1	20.4%	35.2%
Substandard	201.1	187.9	212.4	217.2	239.3	7.0	(16.0)
Doubtful	24.9	29.1	24.6	28.2	36.1	(14.4)	(31.0)
Total	$424.9	$382.2	$396.5	$400.5	$422.5	11.2%	0.6%

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Selected Ratios - Annualized
(Unaudited)

	Sep 30, 2018		Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017
Annualized Financial Ratios (GAAP)
Return on average assets	1.29%		1.38%	1.22%	1.11%	0.88%
Return on average common equity	10.47		11.61	10.34	9.52	7.67
Yield on average earning assets	4.27		4.21	4.05	4.00	4.00
Cost of average interest bearing liabilities	0.55		0.47	0.41	0.40	0.40
Interest rate spread	3.72		3.74	3.64	3.60	3.60
Net interest margin ratio	3.88		3.87	3.75	3.71	3.71
Efficiency ratio	60.67		58.84	62.32	60.29	66.71
Loan to deposit ratio	78.54		78.01	76.27	76.64	76.03

Annualized Financial Ratios - Operating** (Non-GAAP)
Tangible book value per common share	$16.84		$16.54	$16.07	$16.04	$15.86
Tangible common stockholders' equity to tangible assets	8.02%		8.02%	7.76%	7.75%	7.66%
Return on average tangible common equity	16.73		18.16	16.23	15.04	12.23

Consolidated Capital Ratios:
Total risk-based capital to total risk-weighted assets	12.79%	*	12.97%	12.90%	12.76%	12.76%
Tier 1 risk-based capital to total risk-weighted assets	12.04	*	12.15	12.07	11.93	11.90
Tier 1 common capital to total risk-weighted assets	11.15	*	11.25	11.15	11.04	11.02
Leverage Ratio	9.75	*	9.28	9.07	8.86	8.71

*Preliminary estimate - may be subject to change.
**Non-GAAP financial measures - see Non-GAAP Financial Measures included herein for a reconciliation of return on average common equity (GAAP) to return on average tangible common equity, and tangible common stockholders’ equity to tangible assets (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited)

	Three Months Ended
	September 30, 2018			June 30, 2018			September 30, 2017
(In millions, except %)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest earning assets:
Loans (1) (2)	$8,128.9	$104.3	5.09%	$7,688.0	$96.9	5.06%	$7,579.3	$94.7	4.96%
Investment securities (2)	2,590.7	14.6	2.24	2,691.2	14.7	2.19	2,601.8	12.9	1.96
Interest bearing deposits in banks	563.4	2.8	1.97	446.2	2.0	1.80	709.8	2.3	1.29
Federal funds sold	16.8	—	—	1.0	—	—	0.8	—	—
Total interest earnings assets	11,299.8	121.7	4.27%	10,826.4	113.6	4.21%	10,891.7	109.9	4.00%
Non-earning assets	1,437.3			1,324.2			1,359.5
Total assets	$12,737.1			$12,150.6			$12,251.2
Interest bearing liabilities:
Demand deposits	$2,915.4	$2.3	0.31%	$2,811.7	$1.8	0.26%	$2,785.9	$1.6	0.23%
Savings deposits	3,174.1	3.4	0.42	3,089.0	2.7	0.35	3,209.7	2.3	0.28
Time deposits	1,206.3	3.2	1.05	1,135.1	2.6	0.92	1,194.3	2.3	0.76
Repurchase agreements	633.6	0.7	0.44	655.4	0.7	0.43	597.6	0.4	0.23
Other borrowed funds	2.7	0.1	14.69	1.5	—	—	20.0	0.4	6.94
Long-term debt	19.2	0.4	8.27	14.2	0.3	8.47	19.9	0.2	5.16
Subordinated debentures held by subsidiary trusts	84.7	1.1	5.15	82.5	1.0	4.86	82.5	0.8	3.94
Total interest bearing liabilities	8,036.0	11.2	0.55%	7,789.4	9.1	0.47%	7,909.9	8.0	0.40%
Non-interest bearing deposits	3,029.4			2,825.6			2,826.5
Other non-interest bearing liabilities	103.3			94.6			105.0
Stockholders’ equity	1,568.4			1,441.0			1,409.8
Total liabilities and stockholders’ equity	$12,737.1			$12,150.6			$12,251.2
Net FTE interest income		$110.5			$104.5			$101.9
Less FTE adjustments (2)		(0.5)			(0.7)			(1.1)
Net interest income from consolidated statements of income		$110.0			$103.8			$100.8
Interest rate spread			3.72%			3.74%			3.60%
Net FTE interest margin (3)			3.88%			3.87%			3.71%
Cost of funds, including non-interest bearing demand deposits (4)			0.40%			0.34%			0.29%

(1)	Average loan balances include non-accrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs, which is not material.

(2)	Interest income and average rates for tax exempt loans and securities are presented on an FTE basis.

(3)
Net FTE interest margin during the period equals the difference between annualized interest income on interest earning assets and the annualized interest expense on interest bearing liabilities, divided by average interest earning assets for the period.

(4)	Calculated by dividing total annualized interest on interest bearing liabilities by the sum of total interest bearing liabilities plus non-interest bearing deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

		As Of or For the Quarter Ended
(In millions, except % and per share data)		Sep 30, 2018	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017
Total common stockholders' equity (GAAP)	(A)	$1,647.2	$1,458.3	$1,432.4	$1,427.6	$1,419.4
Less goodwill and other intangible assets (excluding mortgage servicing rights)		626.5	519.2	520.9	521.8	524.0
Tangible common stockholders' equity (Non-GAAP)	(B)	$1,020.7	$939.1	$911.5	$905.8	$895.4

Total assets (GAAP)		$13,348.6	$12,235.7	$12,273.4	$12,213.3	$12,206.5
Less goodwill and other intangible assets (excluding mortgage servicing rights)		626.5	519.2	520.9	521.8	524.0
Tangible assets (Non-GAAP)	(C)	$12,722.1	$11,716.5	$11,752.5	$11,691.5	$11,682.5

Average Balances:
Total common stockholders' equity (GAAP)	(D)	$1,568.4	$1,441.0	$1,438.2	$1,427.8	$1,409.8
Less goodwill and other intangible assets (excluding mortgage servicing rights)		586.7	519.7	521.5	523.5	525.3
Average tangible common stockholders' equity (Non-GAAP)	(E)	$981.7	$921.3	$916.7	$904.3	$884.5

Total quarterly average assets	(F)	$12,737.1	$12,150.6	$12,159.2	$12,233.7	$12,251.2
Annualized net income available to common shareholders	(G)	164.3	167.3	148.8	136.0	108.1
Common shares outstanding	(H)	60,610	56,761	56,699	56,466	56,456

Return on average assets (GAAP)	(G)/(F)	1.29%	1.38%	1.22%	1.11%	0.88%
Return on average common stockholders' equity (GAAP)	(G)/(D)	10.47	11.61	10.34	9.52	7.67
Average common stockholders' equity to average assets (GAAP)	(D)/(F)	12.31	11.86	11.83	11.67	11.51
Book value per common share (GAAP)	(A)/(H)	$27.18	$25.69	$25.26	$25.28	$25.14
Tangible book value per common share (Non-GAAP)	(B)/(H)	16.84	16.54	16.07	16.04	15.86
Tangible common stockholders' equity to tangible assets (Non-GAAP)	(B)/(C)	8.02%	8.02%	7.76%	7.75%	7.66%
Return on average tangible common stockholders' equity (Non-GAAP)	(G)/(E)	16.73	18.16	16.23	15.04	12.23

First Interstate BancSystem, Inc.
P.O. Box 30918     Billings, Montana 59116     (406) 255-5390
www.FIBK.com